Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Balius Corp. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated January 21, 2013 on the balance sheet of Balius Corp. as at December 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from October 23, 2012 (date of inception) through December 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Ronald R. Chadwick, P.C.

Aurora, Colorado

March 11, 2013